FOR IMMEDIATE RELEASE
Investor/Press Contact:
Philip Galanes
Chief Administrative Officer
Golden Books Family Entertainment
212-547-4466


                        GOLDEN BOOKS FAMILY ENTERTAINMENT
                        ANNOUNCES RESTRUCTURING AGREEMENT
                           AND NEW FINANCING FACILITY


         New York, New York February 24, 1999. Golden Books Family Entertainment, Inc. (Nasdaq:GBFE) (the "Company") announced today that it had reached an agreement with its major creditors pursuant to which it expects to significantly reduce its existing long-term debt, pay all trade creditors in full and, under the direction of its current management team, proceed with its publishing and entertainment operations.

         Richard E. Snyder, the Chairman and CEO of the Company said, "We are extremely pleased to announce this restructuring and a new financing which will allow the Company to continue the revitalization of our operations, more soundly capitalized and in a manner which will allow all of our trade vendors to be satisfied in full. We believe this consensual reorganization will allow Golden Books to become a company that is healthy, vital and whose opportunities for success in the future abound."

         The agreement announced today was reached with the steering committee representing certain holders of the Company's 7.65% Senior Notes due 2002 in the aggregate principal amount of $150 million (the "Senior Notes"), and the steering committee representing certain holders of its 8.75% Convertible Trust Originated Preferred Securities due 2016 in the aggregate principal amount of $110 million (the "TOPrS"). The restructuring of the Company's indebtedness provides as follows:

         The Senior Notes will be converted into (i) a new secured note in the principal amount of $87,000,000, due 2004, with interest at the rate of 10%, if paid in cash, or, at the Company's option for the first three years, 13.5% payable in kind, and (ii) 42.5% of the Company's new common stock to be issued post recapitalization, prior to dilution. The note will be secured by the existing collateral already granted to the senior noteholders as well as certain additional collateral. The TOPrS indebtedness will be converted into 50% of the Company's new common stock to be issued post recapitalization, prior to dilution.

         Also, pursuant to the restructuring agreement, the Golden Press Holdings, L.L.C. bridge loan in the amount of $10 million will be converted into 5% of the Company's new common stock to be issued post recapitalization, prior to dilution.


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         The restructuring will provide that all of the Company's trade obligations be paid in full.

         Existing preferred and common shareholders will surrender their stock for out-of-the money warrants to purchase 5% of the new company stock to be allocated two-thirds to the preferred and one-third to the common shareholders, to be issued past recapitalization, prior to dilution. The restructuring also provides for a management stock incentive program.

         The foregoing recapitalization is to be effectuated pursuant to a "pre-arranged" Chapter 11 plan which the Company expects to file shortly. In connection therewith, the Company has arranged for a loan to be provided by the CIT Group in the amount of $55 million. The recapitalization and the CIT loan are subject to requisite court approval.

         The Company is the leading publisher of children's books in North America and owns one of the largest libraries of family entertainment copyrights. The Company creates, publishes and markets entertainment products for children and families through all media.

         This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

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